EXHIBIT 99.01

MEMORANDUM
To	Accounting Folder	Date	June 13, 2017
Re	Accounting for Agriculture Inventory	From	Accounting Team

I.	General Background and Purpose

The Company’s principal line of business is the cultivation of medical cannabis. The Company has leased green house space in Northern California that has been approved for cannabis cultivation. The greenhouse is 12,000 square feet; however, the Company has filed permits to expand to 22,000 square feet. Additionally, the Company will be consulting and advising clients that operate in the medical marijuana business by providing clients a licensed manufacturing facility to produce products such as oils and edibles. However, the company is waiting for the State of California to finalize the licensing process and requirements for licensed manufacturing facilities.

Accordingly, the Company has purchased various supplies and incurred labor cost to cultivate cannabis. The purpose of this memo is to document accounting for material and supply purchases, labor costs, and other indirect costs to cultivate cannabis. The Company does not perform any pooling cooperatives in their business.

US agriculture recognition and reporting guidance GAAP is governed by Accounting Statement Codification (ASC) Topic 905 (FASB 2009a). Although FASB did not issue a specific accounting standard for agriculture activities prior to the ASC, two standards were considered guidance in addition to SOP 85-3. Those two standards were SFAS No. 144 Accounting for the Impairment or Disposal of Long-lived Assets (FASB 2001) and SFAS No. 157 Fair Value Measurements (FASB 2006). ASC developed Topic 905 Agriculture, based upon SOP 85-3 guidance, that became the highest level GAAP (FASB 2009a). ASC Topic 905 Agriculture presents an overview, scope, glossary, and other background material for each subtopic guidance. The subtopics within Topic 905 include information on financial statements, receivables, investments, inventory, fixed assets, liabilities, equity, revenue recognition, and cost of sales.

II.	Recognition and Initial Measurement

As per ASC 905-330-25-1 and 2, all direct and indirect costs of growing crops (which in this case would be cultivating cannabis) shall be accumulated until the time of harvest and other cultural practices such as clearing the residue of harvested crops, cannot be performed or completed until after harvest, which may be in the succeeding year; those costs shall be estimated, accrued, and allocated to the harvested crop. Some crops require more than one year to mature, and the costs shall be deferred until harvest.

As per ASC 905-330-30-1, an appropriate cost basis of products (in this case would be cultivating cannabis) should be measured and recorded when all of the following criteria:

•	They have immediate marketability at quoted market prices that cannot be influenced by the producer.
•	They have characteristics of unit interchangeability.
•	They have relatively insignificant costs of disposal.

III.	Subsequent Measurement

Situations may arise in subsequent changes to carrying amount include impairment, credit losses, fair value adjustments, depreciation and amortization, and so forth. Per ASC 905-330-35-1, costs of growing crops shall be accumulated until the time of harvest. Growing crops shall be reported using Subtopic 330-10 (which is net realizable value, calculated on the basis of quoted market prices less estimated direct costs of disposal (FASB 2009a)).

IV.	Applying GAAP

When applying GAAP to production agriculture, accountants turn to the manufacturing-sector for guidance. Manufacturing inventories fall into three classifications:

•	Direct materials
•	Work in process
•	Finished goods

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Direct materials inventories are raw "ingredients" in stock waiting for use in the manufacturing process. In production agriculture, direct materials include seed, chemicals, fertilizer and feed. These inventories are normally valued at cost in both traditional agricultural and GAAP financial statements.

Work-in-process inventories are all partly completed units found in production at any given point in time, e.g. cars on an assembly line. The agricultural equivalent of WIP inventories consists of growing and crops. Growing crops include labor and indirect costs (such as fuel, repairs, depreciation and rent). All direct and indirect costs of growing crops should be accumulated and growing crops should be reported at the lower of cost or market.

Finished-goods inventories are goods fully completed but not yet sold. Harvested crops in storage are the best example of agricultural finished goods. An agricultural producer should report inventories of harvested crops held for sale at (a) the lower of cost or market or (b) in accordance with established industry practice, at sales price less estimated costs of disposal, when all the following conditions exist:

o	The product has a reliable, readily determinable and realizable market price.
o	The product has relatively insignificant and predicable costs of disposal.
o	The product is available for immediate delivery.

V.	Q2 2017 Costs Incurred for Harvesting

The Company incurred the following expenses directly and indirectly related to harvesting/cultivating of cannabis:

#	Account	Amount	Description
1	Job Supplies	$52,259	Primarily building supplies to repair the greenhouses into usable conditions and fertilizer and other soil.
2	Labor	$23,373	The labor is farm workers that work at the facility with TJ - think of migratory farm workers - its Salinas valley where all the farms are located
3	Lease (greenhouse)	$10,500	Rent expense for greenhouse.

The Company has concluded to expense these costs as the Company does not yet has proven that such costs incurred will have success in growing or cultivating cannabis. The Company is a startup in this cultivation and until success is proven, the Company will continue to expense these costs until the Company has initial success in cultivating cannabis.

VI.	Conclusion

The Company has concluded to expense these costs as the Company does not yet has proven that such costs incurred will have success in growing or cultivating cannabis. The Company is a startup in this cultivation and until success is proven, the Company will continue to expense these costs until the Company has initial success in cultivating cannabis.

Furthermore, the Company does not believe there will be any material or significant costs after the cultivation of cannabis such as clearing the residue of harvested crops or other cultural practices, therefore, no accrual will be required at end of the period end.

Should the Company conclude in the future of such success of cultivating of cannabis, the Company will capitalize and account for in accordance with ASC 905.

President/Sunset Island Group

6/14/2017

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